Exhibit 10.41
GENERAL RELEASE AND WAIVER OF CLAIMS
This General Release and Waiver of Claims (this “Release”) is executed by Ann Bruder (“Executive”) as of the date set forth below, and will become effective as of the Effective Date (as defined in Section 9 below). This Release is being executed in consideration for the agreements sets forth herein, including payment of the Severance Benefits (as defined in the Plan (as defined below)) to be paid by Blucora, Inc. (the “Company”) to Executive pursuant to this Release and the terms of the Blucora, Inc. Executive Change of Control Severance Plan, as amended (the “Plan”), and the Participation Agreement, dated January 17, 2021, between the Company and Executive (the “Participation Agreement”). Execution of this Release without revocation by Executive will satisfy the requirement, set forth in Section 3(c) of the Plan that Executive execute a general release and waiver of claims in order to receive severance benefits under the Plan. Each of the Company and Executive is referred to herein as a “Party.”
1.Termination of Employment
Executive hereby resigns for “Good Reason” (as defined in the Plan) from Executive’s employment with the Company and any of its subsidiaries (the Company and such subsidiaries collectively, the “Company Group”), and any and all appointments she holds with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, as of February 1, 2023 (the “Termination Date”). Effective as of the Termination Date, except as otherwise specifically provided in a written agreement between the Company and Executive entered into (or effective) on or after the Termination Date, Executive will not exercise or purport to have any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future. Executive also acknowledges and agrees that at all times, she shall remain bound by, and shall comply with, any and all applicable laws, codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time) that are applicable to her and/or her prior professional relationship with the Company and the Company Group, including without limitation her obligation to preserve the Company’s and the Company Group’s attorney-client, work product and other applicable privileges.
The Parties agree that Executive’s resignation qualifies as and constitutes a “Qualifying Termination” under the terms of the Plan and that (i) Executive provided timely notice to the Company of a material reduction of Executive’s duties, authorities and responsibilities, (ii) the Company failed to cure the condition constituting “Good Reason” under the Plan and (iii) Executive timely resigned and terminated her employment with the Company within 30 days after the expiration of the Good Reason Cure Period.
2.Severance.
(a)Subject to the terms of this Release and provided that Executive signs and returns this Release to the Company within twenty-one (21) days after Executive’s receipt thereof, does not revoke this Release in accordance with Section 8(c) and complies with this Release and the continuing obligations in the Plan, the Participation Agreement and the employment agreement, dated July 19, 2017 between the Company and Executive (including the Supplementary Terms of Employment attached thereto as Exhibit A) (together the “Employment Agreement”):
(i)Severance Payments. The Company agrees to pay Executive an aggregate amount equal to the sum of (A), (B), (C) and (D) below (such aggregate amount, the “Severance Payment”), less applicable payroll taxes and withholdings, on the first payroll date following the Effective Date. The Company and Executive agree that the Severance Payment consists of the following amounts, as contemplated by Section 3(i) of the Plan:
A.$1,653,000, which is the amount equal to two times the sum of Executive’s “Base Salary” plus “Annual Bonus” (in each case as defined in the Plan);
B.any “Accrued Bonus,” as such term is defined in the Plan;
C.$34,323.29, which is the amount equal to Executive’s “Annual Bonus” multiplied by 32/365; and
D.$46,270.56, which is the amount equal to the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for Executive (and Executive’s spouse and dependent child) on such date, multiplied by 24.
(ii)Acceleration of Outstanding Equity Awards; Option Exercise Period Extension. The Company agrees to take all required action to provide that (A) all of Executive’s time-vesting equity awards that are outstanding as of the Termination Date shall become fully vested and exercisable, as applicable, and all restrictions thereon shall lapse, (B) all of Executive’s performance-vesting equity awards that are outstanding as of the Termination Date shall become fully vested and exercisable, as applicable, all performance conditions shall be deemed satisfied at the greater of actual performance and target, and all restrictions thereon shall lapse, and (C) to the extent vested (including as a result of the acceleration provided under this sentence), all of Executive’s outstanding stock options shall remain exercisable until the first to occur of the first anniversary of the Termination Date and the original expiration date applicable to such stock option, and the Company agrees Executive shall be permitted to utilize a net cashless exercise in connection with any such stock options.

(b)For clarity, Executive shall receive only the severance benefits set forth in this Release. Executive agrees that Executive shall not receive any other severance payments or benefits (including but not limited to the severance payments and benefits contemplated by the Employment Agreement, which Executive agrees are replaced in their entirety by the severance benefits described herein in accordance with Section 8(i)(ii) of the Plan) except as otherwise specifically provided in this Release.
3.Final Paycheck; Business Expenses; Benefits.
(a)Regardless of whether Executive signs this Release, the Company will pay Executive her final paycheck for her employment services through the Termination Date.
(b)The Company also will reimburse Executive for reasonable business expenses appropriately incurred by Executive prior to the Termination Date in furtherance of her employment with the Company, subject to the Company’s applicable business expense reimbursement policy. Executive shall submit all requests to the Company for business expense reimbursements within twenty-one (21) days after the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.
(c)Except as set forth in this Release or as otherwise required by applicable law, Executive’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law and the terms thereof.
4.Waiver and Release
(a)Executive, for and on behalf of herself and her heirs and assigns, hereby waives and releases any and all contractual, common law, statutory or other complaints, claims, charges or causes of action relating to or arising out of Executive’s employment or termination of employment with the Company Group, Executive’s services, in any capacity, with the Company Group and any and all other disputes between Executive and the Company Group (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any past, present or future employee, advisor, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Release. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group and includes a release of claims under the Age Discrimination in

Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Texas Labor Code Chapter 21, the Texas Constitution and all other federal, state, local or municipal statutes, ordinances, regulations, in each case as amended, and the common law, and any and all Claims arising out of any express or implied contract, as well as any expenses, costs or attorneys’ fees, except as described in Section 4(b) below. This Release is a full and final general release by Executive of all unknown, undisclosed and unanticipated losses, wrongs, injuries, claims and damages that arise wholly or in part from any act or omission occurring on or before the date Executive signs this Release, as well as a general release by Executive of all claimed losses, wrongs, injuries, claims and damages, now known or disclosed, that arise in whole or in part as a result of any act or omission occurring on or before the date Executive signs this Release.
(b)The waiver and release set forth in Section 4(a) is intended to be construed as broadly and comprehensively as applicable law permits. Notwithstanding anything else in this Release to the contrary, the waiver and release shall not be construed as waiving or releasing any claim or right:
(i)to file a charge with the Equal Employment Opportunity Commission or other government agency (however, for clarity, Executive waives any right to recover monetary remedies and agrees that she will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company or any of the other Company Releasees by any such agency);
(ii)     to vested benefits under any Company employee benefit plan or policy (excluding for this purpose any rights to severance or similar benefits, which rights are specifically described in Section 2);
(iii)    to indemnification pursuant to any applicable provision of the Company’s Amended and Restated Bylaws or Certificate of Incorporation, as amended; any organizational document of any other current or former member of the Company Group; any written indemnification agreement between Executive and the Company, any other current or former member of the Company Group; or applicable law;
(iv)    which Executive may have solely by virtue of Executive’s status as a shareholder of the Company;

(v)    to unemployment compensation to which Executive may be entitled under applicable law; and
(vi)    that by law is non-waivable.
(c)Executive represents and warrants that she is the sole owner of the actual or alleged Claims that are released in this Release, that the same have not been assigned, transferred or disposed of in fact, by operation of law or in any manner and that she has the full right and power to grant, execute and deliver the releases, undertakings and agreements contained herein. Executive represents that she has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release. Executive further agrees that Executive shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff or other consolidated or similar action in any court against any of the Company Releasees that involves or is based upon any claim waived and released by Executive in Section 4(a) above (but not specifically preserved in Section 4(b) above) and will take all steps necessary to opt out of any such actions.
5.No Admission of Wrongdoing
This Release shall not be construed as an admission by either Party of any wrongful or unlawful act or breach of contract.
6.Binding Agreement; Successors and Assigns
This Release binds Executive’s heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors and assigns of any person or entity as to whom the waiver and release set forth in Section 4 applies.
7.Other Agreements
Notwithstanding anything to the contrary set forth in this Release, this Release does not supersede or modify any of Executive’s continuing obligations pursuant the Employment Agreement, the Plan or the Participation Agreement.
8.Knowing and Voluntary Agreement; Consideration and Revocation Periods
(a)Executive acknowledges that she has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if she signs this Release before the 21-day period has ended she knowingly and voluntarily waives some or all of such 21-day period. Any modification of this Release, whether material or immaterial, will not restart the twenty-one (21) calendar day consideration period.

(b)Executive represents that (i) she has read this Release carefully, (ii) she has been and hereby is advised by the Company to consult an attorney of her choice (at her cost) before signing it, (iii) she fully understands that by signing below she is giving up certain rights which she might otherwise have against any of the Company Releasees and (iv) she has not been forced or pressured in any manner whatsoever to sign this Release and agrees to all of its terms voluntarily.
(c)Executive shall have seven (7) calendar days from the date of her execution of this Release (the “Revocation Period”) in which she may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Human Resources Officer at the Company’s then-current headquarters address. If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect, and Executive will not be paid the Severance Benefits or receive any other benefits under this Release.
(d)Executive further acknowledges that Executive: (i) is not relying upon any statements, understandings, representations, expectations or agreements other than those expressly set forth in this Release; (ii) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge; and (iii) knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown. The Parties stipulate that the Company, in entering into this Release, is relying on these representations and warranties, all of which survive the execution of this Release.
9.Effective Date
For purposes of this Release, the “Effective Date” means the next calendar day after the Revocation Period expires without revocation by Executive.
10.Withholding; Section 409A Compliance
All amounts and benefits payable under this Release shall be reduced by any and all required or authorized withholding and deductions. It is intended that any amounts payable under this Release will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Release shall be interpreted and construed accordingly; provided, however, that the Company and the other Company Releasees shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to comply with Section 409A of the Code. All references in this Release to the termination of Executive’s employment and to the Termination Date shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under this Release as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code. Any reimbursement payable to Executive pursuant to this Release shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy and shall be paid to Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Release shall not be subject to liquidation or exchange for any other benefit.
11.Non-Interference
Notwithstanding any other provision of this Release, the Plan, Participation Agreement or the Employment Agreement, nothing in this Release shall prohibit Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental agency or regulatory (including self-regulatory) entity; participating in a governmental agency or regulatory entity investigation; or giving truthful testimony or statements to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Release prohibits or creates liability for any such protected conduct.
12.Modification; Severability
This Release may be modified only in a written agreement signed by both Parties, and any Party’s failure to enforce this Release in the event of one or more events which violate this Release shall not constitute a waiver of any right to enforce this Release against subsequent violations. Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Release.
13.Counterparts
This Release may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
[Signature on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Release as of the date indicated below.

ANN BRUDER	BLUCORA, INC.

/s/ Ann Bruder	By:	/s/ Christopher W. Walters
	Name:	Christopher W. Walters
	Title:	President and Chief Executive Officer
Date: January 24, 2023	Date:	January 24, 2023

[General Release and Waiver of Claims]